SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ADVANCED TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


                      Nevada                          95-475536
           (State or other jurisdiction of         (IRS Employer
            incorporation or organization)       Identification No.)


                           ---------------------------

                           716 YARMOUTH ROAD, NO. 215
                         PALOS VERDES ESTATES, CA 90275
                                 ((310) 265-7776
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     CONSULTING AGREEMENT WITH INTERNATIONAL CAPITAL MANAGEMENT GROUP, INC.
                            (Full title of the plan)

                             GARY E. BALL, PRESIDENT
                           ADVANCE TECHNOLOGIES, INC.
                           716 YARMOUTH ROAD, NO. 215
                         PALOS VERDES ESTATES, CA 90275
                     (Name and address of agent for service)

                                 (310) 365-7776
          (Telephone number, including area code, of agent for service)

                                    COPY TO:
                             JAMES A. TRODDEN, ESQ.
                                31251 VIA FAJITA
                          SAN JUAN CAPISTRANO, CA 92675
                                 (949) 489-9100

CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of               Amount to be         Proposed Maximum   Proposed Maximum                Amount of
Securities to be Registered          Registered           Offering Price     Aggregate Offering Price(1)     Registration Fee
                                                          Per Share(1)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par         3,250,000 shares(2)        $ 0.41                  $1,332,500                    $334
value per share
--------------------------------------------------------------------------------------------------------------------------------

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act and is calculated on the basis of the average of the high and low selling prices per share of the Registrant's Common Stock on December 26, 2001 as reported by the OTC Electronic Bulletin Board.
(2) Securities being registered consist of 3,250,000 shares of Common Stock.

                                   PROSPECTUS

                           ADVANCE TECHNOLOGIES, INC.
                                716 Yarmouth Road
                                     No. 215
                         Palos Verdes Estates, CA 90275
                                 (310) 265- 7776

                       (3,250,000 SHARES OF COMMON STOCK)

This prospectus relates to the offer and sale by Advance Technologies, Inc., a Nevada corporation (the "Company" or "AVTX") of shares of its $.001 par value per share Common Stock to a certain consultant pursuant to a consulting agreement entered into between AVTX and the consultant for payment of services to be rendered. AVTX is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultant 3,250,000 shares of Common Stock in consideration for services to be performed under the respective agreement.

The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of the Company within the meaning of the Securities Act of 1933 may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares registered hereunder, none are being registered for affiliates of AVTX. An affiliate is any director, executive officer or controlling shareholder of the Company or any of its subsidiaries. An "affiliate" of the Company is subject to Section 16(b) of the Securities Exchange Act of 1934. If an employee who is not now an "affiliate" becomes an "affiliate" of the Company in the future, he/she would then be subject to Section 16(b) of the Exchange Act.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS DECEMBER 27, 2001.

This prospectus is part of the registration statement, which was filed and became effective under the Securities Act of 1933, and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by AVTX with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Advance Technologies, Inc., 715 Yarmouth Road, No. 215, Palos Verdes Estates, CA 90275, (310) 265-7776.

AVTX is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by AVTX under the Exchange Act may be inspected and copied at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. AVTX's stock trades on the Over-the-Counter Bulletin Board under the symbol AVTX.

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by AVTX. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which such offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the affairs of AVTX since the date hereof.

                                TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS ................5

ITEM 1
Plan Information .............................................................5
General Information ..........................................................5
The Company ..................................................................5
Purposes .....................................................................5
Common Stock .................................................................5
The Consultant ...............................................................5
No Restrictions on Transfer ..................................................5
Tax Treatment to the Consultant ..............................................5
Restrictions on Resale .......................................................5
Documents Incorporated by Reference and Additional Information ...............6

ITEM 2
Registrant Information and Employee Plan Annual Information ..................6
Legal Opinion and Experts ....................................................6
Indemnification of Officers and Directors ....................................6

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT ...................7

ITEM 3
Incorporation of Documents by Reference ......................................7

ITEM 4
Description of Securities.....................................................7

ITEM 5
Interest of Named Experts and Counsel.........................................7

ITEM 6
Indemnification of Directors and Officers ....................................7

ITEM 7
Exemption from Registration Claimed ..........................................7

ITEM 8
Exhibits .....................................................................8

ITEM 9
Undertakings .................................................................8

SIGNATURES ..................................................................10

EXHIBITS.....................................................................10

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION

GENERAL INFORMATION

The Company, AVTX, has its principal executive offices at 716 Yarmouth Road, No.215, Palos Verdes Estates, CA 90275 where its telephone number is (310) 265-7776.

PURPOSES

The Common Stock to be issued by AVTX to the consultant will be issued pursuant to a business consulting agreement entered into between the consultant and AVTX, which has been approved by the Board of Directors of the Company. The agreement is intended to provide a method whereby AVTX may be stimulated by the personal involvement of the consultant in the Company's future prosperity, thereby advancing the interests of AVTX and all of its shareholders. A copy of the agreement has been filed as an exhibit to this registration statement.

COMMON STOCK

The Board of Directors has authorized the issuance of 3,250,000 shares of Common Stock to the consultant upon effectiveness of this registration statement.

THE CONSULTANT

The consultant has agreed to provide its expertise and advice to AVTX for the purposes set forth in their agreement with the Company.

NO RESTRICTIONS ON TRANSFER

The consultant will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock. Affiliates of AVTX will be subject to the Section 16 (b) of the Exchange Act.

TAX TREATMENT TO THE CONSULTANT

The Common Stock is not qualified under Section 401 (a) of the Internal Revenue Code. The consultant, therefore, will be required for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occur: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The consultant is urged to consult its own tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

RESTRICTIONS ON RESALE

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16 (b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to AVTX. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under the section 16(b) of the Exchange Act. AVTX has agreed that for the purpose of any "profit" computation under 16(b), the price paid for AVTX's Common Stock issued hereunder to affiliates is equal to the value of services rendered. Shares of the Company's Common Stock acquired hereunder by persons other that affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

AVTX hereby incorporates by reference (1) its Form 10-KSB for the year ended September 30, 2001, filed pursuant to the Exchange Act; (2) any and all Quarterly Reports and Current Reports on Form 10-QSB or 8-K filled under the Securities or Exchange Act subsequent to the filing of AVTX'S Annual Report on Form 10-KSB for the fiscal year ended September 30, 2001, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to termination of this offering are deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing. All documents which when together constitute this prospectus, will be sent or give to participants by the Registrant as specified by Rule 428 (b) (1) of the Securities Act.


ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

A copy of any document or part thereof incorporated by reference in this registration statement but not delivered pursuant to Rule 428 (b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Advance Technologies, Inc., 716 Yarmouth Road, #215, Palos Verdes Estates, CA 90275 (310) 265-7776.

LEGAL OPINION AND EXPERTS

James A. Trodden, Esq. has rendered an opinion on the validity of the securities being registered. Mr. Trodden is not an "affiliate" of the Company.

The financial statement of AVTX incorporated by reference in this prospectus for the fiscal year ended September 30, 2001 has been audited by Todd Chisholm, C.P.A., Salt Lake City, Utah, an independent certified public accountant, as set forth in his report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of Mr. Chisholm as an expert in auditing and accounting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company, AVTX has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person on connection with the securities being registered, registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

Registrant herby states that (i) all documents set forth in (a) through (c) below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         (a) Registrant's latest Annual Report, whether filed pursuant to
         Section 13(a) or 15(d) of the Exchange Act;

         (b) All other reports filled pursuant to Section 13(a) or 159d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

         (c) The latest prospectus filed pursuant to Rule 424 (b) under the Securities Act.


ITEM 4. DESCRIPTION OF SECURITIES

No description of the class of securities (i.e., the $.001 par value Common Stock) is required under this item because the Common Stock is registered under
Section 12 of the Exchange Act.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

AVTX shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of AVTX, or served any other enterprise as director, officer or employee at the request of AVTX. The Board of Directors, in its discretion, shall have the power on behalf of AVTX to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of AVTX.

In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the directors is limited as provided in AVTX's Articles of Incorporation.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

EXHIBIT NO    TITLE
----------    -----
 5.1          Opinion of J.A. Trodden, Esq.
10.1          Consulting Agreement with International Capital Management Group,
              Inc.


ITEM 9. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the even that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of managing underwriter;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Palos Verdes Estates, California on December 26, 2001.


Date: December 26, 2001
                                    ADVANCE TECHNOLOGIES, INC.
                                    By:/s/GARY E. BALL
                                       -----------------------
                                       Gary E. Ball, President


In accordance with the Securities Act of 1933; this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

December 26, 2001
                                    By:/s/GARY E. BALL
                                    President, CEO, Director

December 26, 2001
                                    By:/s/WENDY BALL
                                    Wendy Ball, Secretary, Director


December 26, 2001
                                    By:/s/GARY BANE
                                    Gary Bane, Director